 Exhibit 99.1

FOR IMMEDIATE RELEASE	OTC QB: RESX

RestorGenex Announces Management Changes

CHICAGO, Illinois (July 8, 2014) - RestorGenex Corporation (OTCQB: RESX), a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health, announced today several management changes.

RestorGenex has appointed Phillip B. Donenberg as its chief financial offer. Mr. Donenberg has served biotech and pharmaceutical companies in financial positions for over 20 years. Before RestorGenex, he served as BioSante Pharmaceuticals, Inc.’s Senior Vice President of Finance from 2010 until June 19, 2013 and Chief Financial Officer and Secretary from 1998 until June 19, 2013 when BioSante merged with ANIP Acquisition Company, d/b/a ANI Pharmaceuticals, Inc. BioSante, whose stock was listed on the NASDAQ Global Market, was a specialty pharmaceutical company focused on developing products for women’s and men’s health and oncology. From 1995 to 1998, Mr. Donenberg was Controller of Unimed Pharmaceuticals, Inc. (currently a wholly owned subsidiary of AbbVie Inc.), a company with a product focus on infectious diseases, AIDS, endocrinology and oncology. Prior to Unimed Pharmaceuticals, Inc., Mr. Donenberg held similar positions with other pharmaceutical companies. Mr. Donenberg earned his BS in Accountancy from the University of Illinois Champaign-Urbana, College of Business and is a Certified Public Accountant.

"We are pleased to have Phil as our CFO," said Stephen M. Simes, RestorGenex’s chief executive officer. “I have worked with Phil for over 20 years and know him to be a dedicated and committed person who is well schooled in all aspects of accounting and finance in publicly traded biotech and pharma companies.”

In other developments, RestorGenex has appointed Yael Schwartz, PhD as its Executive Vice President of Preclinical Development. Previously, Dr. Schwartz was president of RestorGenex’s Canterbury/Hygeia wholly owned subsidiaries. Dr. Schwartz has more than 25 years’ experience in drug discovery and product development. From 1998 to 2007, Dr. Schwartz had positions of increasing responsibility at Sepracor, Inc. (now Sunovion) where she played key leadership roles on teams that launched three drugs that are currently in clinical practice for the treatment of asthma (Xopenex), insomnia (Lunesta) and chronic obstructive pulmonary disease (Brovana). Prior to that, she contributed to the development of drugs for the treatment of urinary bladder cancer (Valstar) and hypertension (Carvedilol). Since 2007, Dr. Schwartz has been the Founder, President, CEO and Director of Hygeia. Dr. Schwartz adapted and streamlined development strategies and budgets to ensure effective achievement of scientific and business objectives. Dr. Schwartz received her doctorate degree with honors in Endocrine Physiology from a joint program at the University of Massachusetts Medical School and Worcester Polytechnic Institute (WPI).

In addition, RestorGenex announced that David Sherris, Ph.D.’s new title is Chief Scientific Officer of RestorGenex.  Previously, Dr. Sherris was Chief Scientific Officer and President of RestorGenex’s Paloma/VasculoMedics wholly owned subsidiaries.  Dr. Sherris was the founder and CEO of both Paloma Pharmaceuticals, Inc. and VasculoMedics, Inc. He has over 30 years of experience in biopharmaceuticals and diagnostics.  Dr. Sherris was CEO and founder of a consulting/out-sourcing concern, Sherris Pharma Partners, with a focus on business development and R&D strategy, including a niche focus in angiogenesis and vascular targeting.  In addition, Dr. Sherris has worked with venture capital companies where he has both advised and raised seed money for biotech startups.  Prior to his starting Sherris Pharma Partners, Dr. Sherris had been employed by pharmaceutical and biotechnology companies to manage external R&D (academic groups and contract research organizations) to augment and expand internal scientific programs, and to lead internal pharmaceutical development teams.  Dr. Sherris has been a frequently invited guest speaker at biopharmaceutical business and scientific conferences, a published author and holder of patents in a wide range of therapeutic areas.  Dr. Sherris has held positions of increasing responsibility at Centocor, Unilever Research, Serono and OXiGENE where he was Chief Operating Officer and Vice President of Research and Development, as well as Chief Operating Officer of a joint venture between OXiGENE and Peregrine Pharmaceuticals called Arcus LLC.  Dr. Sherris received his Ph.D. in Biochemistry and Molecular Genetics from the University of Utah, held a postdoctoral position in cellular immunology at the Jackson Laboratory and a faculty position in the Department of Medicine, Division of Clinical Immunology at the Mt. Sinai Medical Center, New York, NY.

RestorGenex also announced today that Jerold Rubinstein, former CEO and chair of the audit committee, resigned from the RestorGenex board of directors as part of the company’s efforts to achieve a majority of independent directors in anticipation of an application to list the company’s common stock on the NASDAQ Stock Market. Mr. Rubinstein will remain a senior advisor to the RestorGenex board of directors for at least the next year. Sol Barer, chairman of the board of RestorGenex said, “We express our gratitude and appreciation to Jerry for his years of service to RestorGenex and his commitment to RestorGenex and our near-term objective to obtain a NASDAQ listing for our common stock. We look forward to his continued guidance in an advisory role.”

About RestorGenex Corporation

RestorGenex Corporation is a specialty biopharmaceutical company initially focused on developing products for dermatology, ophthalmology and women’s health. The Company’s prescription dermatology business primarily is based upon three compounds under development for the treatment of aging skin fragility/thinning, androgen excess, e.g. acne, hirsutism (unwanted excess hair), and keloid scarring. The Company’s ophthalmology product will target age-related macular degeneration, based on inhibition of the PI3K/Akt/mTOR pathway. The Company’s prescription women’s health business is based upon a “soft” estrogen compound under development for vulvar and vaginal atrophy (VVA), a condition affecting peri- and post-menopausal women due to declining levels of estrogen. www.restorgenex.com

Forward-Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about RestorGenex’s intent to list its common stock on the NASDAQ Stock Market and other statements that are not historical in nature, particularly those that utilize terminology such as “will,” “intends,” “expects,” “plans,” “potential,” “future,” “believes,” “continue,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause RestorGenex’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include, among others, the failure of the RestorGenex to achieve a NASDAQ listing for its common stock, and other risks and uncertainties described in RestorGenex´s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K/A and subsequent quarterly report on Form 10-Q. All forward-looking statements in this release speak only as of the date of this release and are based on RestorGenex´s current beliefs and expectations. RestorGenex undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

RestorGenex Corporation

Tim Boris, 310-526-8700

tboris@restorgenex.com